ARTICLES OF INCORPORATION

                                       OF

                              SJNB FINANCIAL CORP.
                            (AS AMENDED JUNE 8, 1999)


ONE:      NAME

          The name of this corporation is:

          SJNB Financial Corp.

TWO:      PURPOSES

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a professional permitted to be incorporated by the California Corporations Code.

THREE:   CAPITALIZATION

          This corporation is authorized to issue two classes of shares designated "Common Stock," and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 20,000,000, and the number of shares of Preferred Stock authorized to be issued is 5,000,000. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

FOUR:     LIMITATION ON LIABILITY OF DIRECTORS

          The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

FIVE:     INDEMNIFICATION OF AGENTS (as added June 17, 1988)

          The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the Corporations Code with respect to breach of duty to the corporation and its shareholders.

SIX:      REQUIREMENTS OF SHAREHOLDERS' VOTE ON REORGANIZATIONS

          In all cases in which Section 1201 of the California General Corporation Law requires the approval by the outstanding shares of this corporation  of the principal  terms of a  reorganization,  such approval  shall require the affirmative vote or written consent of the holders of two-thirds (2/3) of the outstanding shares entitled to vote, if such reorganization is not approved 80% or more of the authorized number of directors. If such reorganization is approved by 80% or more of the authorized number of directors, such approval shall require the affirmative vote or written consent of the holders of a majority of the outstanding shares entitled to vote.

SEVEN:

          a. No holder of any class of stock of the corporation shall be entitled to cumulate votes in connection with any election of directors of the corporation.

          b. Any action required to be taken at any annual or special meeting of shareholders of this corporation, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the board of directors of this corporation, by resolution, shall have previously approved any such action.

EIGHT:    CLASSIFIED BOARD OF DIRECTORS

          a. The number of directors which shall constitute the whole board of directors of this corporation shall be specified in the bylaws of the corporation.

          b. In the event that the authorized number of directors shall be fixed at nine (9) or more, the board of directors shall be divided into three classes:
Class I, Class II and Class III, each consisting of a number of directors equal as nearly as practicable to one-third the total number of directors. Directors in Class I shall initially serve for a term expiring at the 2000 Annual Meeting of Shareholders, directors in Class II shall initially serve for a term expiring at the 2001 Annual Meeting of Shareholders, and directors in Class III shall initially serve for a term expiring at the 2002 Annual Meeting of Shareholders. Thereafter, each director shall serve for a term ending at the third annual shareholders meeting following the annual meeting at which such director was elected. In the event that the authorized number of directors shall be fixed with at least six (6) but less than nine (9), the board of directors shall be divided into two classes, designated Class I and Class II, each consisting of one-half of the directors or as close an approximation as possible. At each annual meeting, each of the successors to the directors of the class whose term shall have expired at such annual meeting shall be elected for a term running until the second annual meeting next succeeding his or her election and until his or her successor shall have been duly elected and qualified. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, die, become disqualified or disabled, or shall otherwise be removed.

          c. At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the board of directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality in the number of directors among the classes. When the board of directors fills a vacancy resulting from the resignation, death, disqualification or removal of a director, the director chosen to fill that vacancy shall be of the same class as the director he succeeds, unless, by reason of any previous changes in the authorized number of directors, the board of directors shall designate the vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among the classes.

          d. Notwithstanding the rule that the classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he is a member, until the expiration of his current term or his earlier resignation, death, disqualification or removal. If any newly created directorship or vacancy on the board of directors, consistent with the rule that the three classes shall be as nearly equal in number of directors as possible, may be allocated to one or two or more classes, the board of directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.